                                                                  EXHIBIT (c)(2)


                             STOCK TENDER AGREEMENT


         THIS STOCK TENDER AGREEMENT (this "Agreement") is made this 13th day of July, 1998, by and among NATIONAL VISION ASSOCIATES, LTD., a Georgia corporation ("Parent"), NW ACQUISITION CORP., a wholly-owned subsidiary of Parent and a Delaware corporation ("Sub"), and each of the parties listed on the signature pages hereto (each a "Stockholder", and collectively, the "Stockholders").

         WHEREAS, each of the Stockholders is, as of the date hereof, the record and beneficial owner of the shares of common stock, par value $.01 per share (the "Common Stock"), of New West Eyeworks, Inc., a Delaware corporation (the "Company"), set forth opposite its name on Annex I hereto;

         WHEREAS, Parent, Sub and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the acquisition of the Company by Parent by means of a cash tender offer (the "Offer") by Sub for all of the issued and outstanding shares of Common Stock and for the subsequent merger (the "Merger") of Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement; and

         WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, and in order to induce Parent and Sub to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

         NOW, THEREFORE, in consideration of the execution and delivery by Parent and Sub of the Merger Agreement and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Representations and Warranties of the Stockholder. Each of the Stockholders hereby represents and warrants to Parent and Sub, severally and not jointly, as follows:

         (a) Such Stockholder is the record and beneficial owner of the shares of Common Stock set forth opposite its name on Annex I to this Agreement (as the shares may be adjusted from time to time pursuant to Section 6 hereof, the "Shares"). On the date hereof, the Shares opposite such Stockholder's name constitute all of the Shares owned by such Stockholder (exclusive of Shares held of record by Flag Partners, and options, warrants or preferred stock that may be exercised for or converted into Common Stock). Such Stockholder has the exclusive right to vote or dispose of (or exercise the voting or disposition of) such Shares. Notwithstanding any of the terms contained in this Agreement, Ronald E. Weinberg may gift to charities of his choice up to 5,000 Shares, which Shares shall not be subject to the terms of this Agreement.

         (b) Such Stockholder is an individual or is a limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and in the case of such Stockholder that is a limited partnership, has taken all partnership action necessary to authorize the execution, delivery and performance of this Agreement.

         (c) In the case of such Stockholder that is a limited partnership, this Agreement has been duly authorized, validly executed and delivered by such Stockholder. Assuming this Agreement has been duly and validly authorized, executed and delivered by Parent and Sub, this Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (d) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations hereunder will not, (i) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of such Stockholder under, any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or bylaws (or other comparable charter documents) , as applicable, of such Stockholder or (B)
(x) any Law or Order of any Governmental or Regulatory Authority applicable to such Stockholder or any of such Stockholder's respective assets or properties, or (y) any Contract to which such Stockholder is a party or by which such Stockholder or any of its respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of such Stockholder to consummate the transactions contemplated by this Agreement, or (ii) require any filing by such Stockholder with, or any permit, authorization, consent or approval of, any Governmental or Regulatory Authority or any third party other than an amendment to a Schedule 13D, 13G, Form 4 and/or Form 5. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

         (e) Other than the Shares subject to the Escrow and Subordination Agreement, dated as of December 1, 1993, by and between the Company, the Huntington Trust Company, N.A., as Escrow Agent, and Barry J. Feld and Ronald E. Weinberg, the Shares and the certificates representing the Shares owned by such Stockholder are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all Liens, proxies, voting trusts or agreements, except for any such Liens, proxies, voting trusts or agreements arising hereunder.

         SECTION 2. Representations and Warranties of Parent and Sub. Each of Parent and Sub hereby represents and warrants to the Stockholders as follows:

         (a) Parent and Sub are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and each of Parent and Sub has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

         (b) This Agreement has been duly authorized, executed and delivered by each of Parent and Sub and constitutes the legal, valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (c) The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of their obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or Sub under, any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or bylaws of Parent or Sub or (B) (x) any Law or Order of any Governmental or Regulatory Authority applicable to Parent or Sub or any of their respective assets or properties, or (y) any Contract to which Parent or Sub is a party or by which Parent or Sub or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, or (ii) require any filing by Parent or Sub with, or any permit, authorization, consent or approval of, any Governmental or Regulatory Authority, other than a Schedule 13D filing.

         (d) Securities Law Compliance. Neither Parent nor Sub will effect any offer or sale of the Shares which offer or sale would cause any Stockholder to violate the registration requirements of the Securities Act of 1933, as amended, or the registration or qualification requirements of the securities laws of any other jurisdiction.

         SECTION 3. Tender of the Shares. Each of the Stockholders hereby agrees to tender the Shares set forth opposite its name on Annex I to this Agreement into the Offer promptly, and in any event no later than the fifteenth business day following the commencement of the Offer pursuant to Section 1.01 of the Merger Agreement and not to withdraw any Shares so tendered unless the Merger Agreement is terminated or the Offer has expired; provided that if such Stockholder shall thereafter acquire shares of Common Stock, then any such additional shares shall be tendered on the next succeeding business day after such acquisition. Sub hereby agrees to purchase all the Shares so tendered at the price of $13.00 per Share, as such price may be modified in accordance with the Merger Agreement and this Agreement; provided, however, that Sub's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Exhibit A thereto. Neither Parent nor Sub shall take any of the actions set forth in Section 1.01 (a)(i) - (v) of the Merger Agreement without the consent of the Stockholders.


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         SECTION 4. Transfer of the Shares; Proxies and Non-Interference. Prior
to the termination of this Agreement, except as otherwise provided herein, each Stockholder agrees severally, and not jointly, that it shall not shall, directly or indirectly, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of, any or all of the Shares; (ii) enter into any Contract, option or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) except as provided herein, grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares; or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby.

         SECTION 5. Stockholder Capacity. No person executing this Agreement, either in his individual capacity or on behalf of a Stockholder, who is or becomes during the term hereof a director of the Company, makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in his or her capacity as the owner of, or the trustee of a trust whose beneficiaries are the owners of, such Stockholder's Shares. Without limiting the foregoing, nothing in this Agreement shall prohibit, limit or affect any Stockholder or any of its officers, directors, partners, employees or agents, acting solely in their capacities as a director or officer of the Company, from taking any action as a director or officer including, without limitation, any actions permitted or not prohibited by the Merger Agreement with respect to any Acquisition Proposal (as defined in the Merger Agreement) and nothing in this Agreement shall prohibit the Company from taking any action permitted under Section 6.10 of the Merger Agreement.

         SECTION 6. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by any Stockholder, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by any such Stockholder.

         SECTION 7. Acquisition Proposals. From the date hereof until the termination hereof, each of the Stockholders will not, and will cause their respective officers, directors, partners, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as defined in the Merger Agreement) provided that no public announcement made by the Company pursuant to the last sentence of Section
6.08 of the Merger Agreement shall be deemed a violation of this Section 7, or
(ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or the Company Subsidiaries (as defined in the Merger Agreement), respectively, or afford access to the properties, books or records of the Company or any Company Subsidiary to any person in connection with an Acquisition Proposal. Each Stockholder shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than each other, the Parent, the Sub and the Company) conducted by such Stockholder heretofore with respect to any of the foregoing transactions referenced in this Section 7.

         SECTION 8. Voting of Shares. Each of the Stockholders agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder shall, to the extent



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


applicable, (a) vote (or execute a consent in respect of) all of the Shares owned by such Stockholder in favor of the Merger, the Merger Agreement (as amended from time to time) and any of the transactions contemplated by the Merger Agreement; (b) vote (or execute a consent in respect of) such Shares against any action or agreement that would reasonably be expected to result in a breach, in any material respect, of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote (or execute a consent in respect of) such Shares against any action or agreement that would reasonably be expected to impede, interfere with, delay or attempt to discourage the Offer or Merger, including, but not limited to: (i) any extraordinary corporate transaction (other than the Merger), such as a merger, reorganization, recapitalization, or liquidation involving the Company or any Company Subsidiary or any proposal made in opposition to or in competition with the Merger, (ii) a sale or transfer of a material amount of assets of the Company or any of its Subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Parent;
(iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the corporate structure or business of the Company or any Company Subsidiary.

         SECTION 9. Further Assurances. Each of the Stockholders shall, upon request of Parent or Sub, take such further actions as may reasonably be necessary or desirable to carry out the provisions hereof, provided that the Stockholders shall not be required to incur any additional costs or expenses or receive less than the agreed price without their consent.

         SECTION 10. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (i) the acquisition by Parent, through Sub or otherwise, of all the Shares, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the Effective Time (as defined in the Merger Agreement), (iv) by any Stockholder, if Parent or Sub breaches any of the covenants set forth in the last two sentences of Section 3 hereof, or (v) by Parent if any Stockholder breaches any representation or warranty in any material respect or any covenant, but only with respect to such breaching Stockholder; provided, however, that Section 11 shall survive any termination of this Agreement.

         SECTION 11. Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

         SECTION 12. Public Announcements. Each of the Stockholders agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Parent; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law, and (ii) the party making such disclosure has first used its best efforts to consult with the other party about the form and substance of such disclosure.

         SECTION 13. Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

         "Contract" means any agreement, lease, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

         "Law" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

         "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

         "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

         "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

         SECTION 14. Miscellaneous.

         (a) All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

          (A) if to any or all the Mesirow Capital Partner signatories:

                   [Name of Entity]
                   350 North Clark Street
                   Chicago, Illinois  60610
                   Telephone:  (312) 595-6095
                   Facsimile:   (312) 595-6211
                   Attention:  William P. Sutter, Jr.

           (B) if to Ronald E. Weinberg or Barry J. Feld, to:

                   Mr. Weinberg or Mr. Feld
                   [as appropriate]
                   c/o New West Eyeworks, Inc.
                   2104 West Southern Avenue
                   Tempe, Arizona  85282
                   Telephone:  (602) 438-1330
                   Facsimile:   (602) 431-1060

          with copies, in the case of both (A) or (B) to:

                   Kohrman Jackson & Krantz P.L.L.


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                   1375 East 9th Street
                   One Cleveland Center, 20th Floor
                   Cleveland, Ohio  44114
                   Telephone:  (216) 696-8700
                   Facsimile:   (216) 621-6536
                   Attention:  Marc C. Krantz, Esq.

         and

         (C) if to Parent or Sub, to:

         National Vision Associates, Ltd.
                  296 Grayson Highway
                  Lawrenceville, Georgia  30245-5737
                  Telephone: (770) 822-3600
                  Facsimile:  (770) 822-2029
                  Attention:  Senior Vice President & General Counsel

         with a copy to:

                  Kilpatrick Stockton LLP
                  1100 Peachtree Street
                  Atlanta, Georgia  30309-4530
                  Telephone: (404) 815-6444
                  Facsimile:  (404) 815-6555
                  Attention:  David A. Stockton, Esq.

         (b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

         (d) This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior agreements and understandings, whether written and oral, among the parties hereto with respect to the subject matter hereof.

         (e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

         (f) Any legal action or proceeding with respect to this Agreement or any document related hereto shall be brought in the Chancery Court of the State of Delaware or the United States District Court for the State of Delaware, and by execution and delivery of this Agreement or any document related hereto, each of the parties hereto hereby consents, for itself and in respect of its property, to this jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, to the extent permitted by applicable law, any objection, including, without limitation, any objection to the laying of



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venue or based on the grounds of forum non conveniens, which such party may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any document related hereto.

         (g) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such purported assignment shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         (h) If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         (i) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and
(ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

         (j) No amendment, modification or waiver in respect to this Agreement shall be effective unless it shall be in writing and signed by each party hereto; provided that Annex I hereto may be supplemented by Parent by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.


                  [remainder of page left blank intentionally]

   IN WITNESS WHEREOF, each of Parent, the Sub and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                  NATIONAL VISION ASSOCIATES, LTD.




                                  By:  /s/ James W. Krause
                                     ------------------------------------------
                                  Name:    James W. Krause
                                       ----------------------------------------
                                  Title:   Chairman & Chief Executive Officer
                                        ---------------------------------------



                                  "SUB"




                                  By:  /s/ James W. Krause
                                     ------------------------------------------
                                  Name:    James W. Krause
                                       ----------------------------------------
                                  Title:   Chairman & Chief Executive Officer
                                        ---------------------------------------



                                  STOCKHOLDERS:


                                  /s/ Ronald E. Weinberg
                                  ---------------------------------------------
                                  Ronald E. Weinberg



                                  MESIROW CAPITAL PARTNERS II


                                  By: /s/ W.P. Sutter, Jr.
                                     ------------------------------------------
                                     Name: William P. Sutter, Jr.
                                          -------------------------------------


                                  MESIROW CAPITAL PARTNERS III


                                  By:  /s/ William P. Sutter, Jr.
                                     ------------------------------------------
                                     Name: William P. Sutter, Jr.
                                          -------------------------------------


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


                                    MESIROW CAPITAL PARTNERS IV



                                    By:  /s/ W.P. Sutter, Jr.
                                       --------------------------------------
                                       Name: William P. Sutter, Jr.
                                            ---------------------------------



                                    MESIROW CAPITAL PARTNERS V


                                    By:  /s/ W.P. Sutter, Jr.
                                       --------------------------------------
                                       Name: William P. Sutter, Jr.
                                            ---------------------------------



                                    MESIROW CAPITAL PARTNERS VI


                                    By: /s/ W.P. Sutter, Jr.
                                       --------------------------------------
                                       Name: William P. Sutter, Jr.
                                            ---------------------------------


                                    /s/ Barry J. Feld
                                    -----------------------------------------
                                    Barry J. Feld

                                     ANNEX I



STOCKHOLDER                                 SHARES OF COMMON STOCK HELD DIRECTLY
-------------------------------------       ------------------------------------
Barry J. Feld                                               198,747
Mesirow Capital Partners II                                  64,519
Mesirow Capital Partners III                                 74,719
Mesirow Capital Partners V                                  333,386
Mesirow Capital Partners VI                                 170,135
Ronald E. Weinberg                                          833,904
                                                          ---------
                                                          1,675,410
                                                          =========

                                      -11-